Exhibit 99.1

ITG RELEASES JUNE 2015 U.S.
TRADING VOLUMES

NEW YORK, July 9, 2015 — ITG (NYSE: ITG), a leading independent execution broker and research provider, today announced that June 2015 U.S. trading volume was 4.0 billion shares and average daily volume (ADV) was 182 million shares. This compares to 3.6 billion shares and ADV of 182 million shares in May 2015 and 3.1 billion shares and ADV of 147 million shares in June 2014. There were 22 trading days in June 2015, 20 trading days in May 2015 and 21 trading days in June 2014.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

June 2015	22	3,998,632,586	181,756,027	90,991,050	261	13,720,691	14,303	32,933

Year-to-Date:	124	23,169,961,824	186,854,531	92,634,401	263	16,018,606	16,142	34,498

*Excluding shares crossed through POSIT Alert from ITG algorithms

During June 2015 there was a continued high percentage of trading activity from sell-side clients as compared to the level in the first quarter of 2015, as well as increased index rebalance trading activity, reducing the overall average revenue per share.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution broker and research provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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